ENERGY FOCUS, INC.
Moderator: Brion Tanous
August 12, 2010
3:30 pm CT

Operator: Good day and welcome to the Energy Focus Second Quarter 2010 Earnings call. As a reminder, today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Brion Tanous. Please go ahead, sir.

Brion Tanous: Thank you, Lena. I’d like to welcome everybody to Energy Focus’ second quarter earnings conference call.

On this call the company’s Chief Executive Officer, Joe Kaveski, will give a business update on the combined SRC and Energy Focus businesses and provide an outlook for the third quarter as well as for the full fiscal year 2010.

The company’s Chief Financial Officer, Nick Berchtold will then address the company’s second quarter financial results. We also have President John Davenport on the call with us this afternoon. Following prepared remarks, we will open it up for questions for the remainder of this call.

Before we get started, I’m going to read a disclaimer about forward looking statements. This conference may contain in addition to historical information, forward looking statements within the meanings in the federal securities laws regarding Energy Focus.

Forward looking statements include statements about plans, objectives, goals, strategies, future events and performance and underlying assumptions and other statements that are different than historical facts.

These forward looking statements are based on current management expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from the expectations reflected in these forward looking statements.

Potential risks and uncertainties include change in demand for the company’s products, the impact of competition in government regulations and other risks contained in the statements filed from time to time with the SEC.

All such forward looking statements whether written or oral made on behalf of the company, are expressly qualified by these cautionary statements. And such forward looking statements are subject to risks and uncertainties and we caution you not to place undue reliance on these.

With that, I’d like to turn the call over to Mr. Joe Kaveski. Joe?

Joe Kaveski: Thank you Brion, and thanks to everyone for participating in the new Energy Focus’ 2010 second quarter earnings call. It’s a great day as Energy Focus’ sales are nearly triple that of last year and the company is in full compliance with NASDAQ’s listing requirements.

Energy Focus is in a significantly better place and with a brighter future than where it has been over the last several years. The evidence of this is the continued positive momentum in our financial results.

So now, I’d like to share with you some brief comments on our exciting second quarter results and then provide you with some insight into our 2010 anticipated financial performance.

So to begin, our second quarter results were by far the best quarter the company has achieved in a decade.

We generated nearly $9 million in sales which is nearly three times our net sales from continuing operations during the second quarter of last year. Our new SRC solutions business unit is fully integrated into our operations, performing well and represents more than half of our total sales.

In spite of slower international product sales, our overall product sales continue to improve. This is primarily driven by increased sales to the US Navy, increased pool sales and increased sales to lighting retrofit companies serving the existing building market.

I am also delighted to report that our net cash usage from operations was way, way down as we used $28,000 as compared to the $763,000 net cash usage from operations in the second quarter of last year. We are clearly on our way to achieve our forecast to generate cash from operations in 2010.

The company’s overall gross profit margins continue to improve as our second quarter margins increased nearly 1% as compared to the first quarter of 2010.

We expect this trend to continue as we lessen our unabsorbed factory costs, increase the content of EFOI products into our solutions agreements and leverage our buying expertise to further reduce our costs of goods sold.

Furthermore, our efforts to reduce operating expenses are clearly paying off big time, in spite of supporting nearly three times the sales of last year. Our “all in” overhead including SRC’s overhead on a cash basis this year, is actually less than last year.

And lastly, in our second quarter, the company secured $2.5 million in new lighting solutions contracts which we expect to mostly complete in 2010. This brought our solutions contracts to $19 million as of the end of our second quarter.

And today, I’m delighted to announce that we have already secured seven new contracts totaling $2.8 million in our third quarter. Included in this work is over $1 million to upgrade the lighting at several locations of a large southeastern healthcare system.

The remaining contracts are to upgrade lighting in three elementary school districts and at four Fortune 500 industrial facilities. While the bulk of this work is to be performed in the southeast a few of these projects are located in the northeast and Mexico.

In all of these projects, our experts at SRC have completed audits of the existing facilities, prepared an inventory of their lighting systems, created an improved energy savings design and will now procure the materials and be responsible for the installation of the new energy efficient lighting refurbishments.

So from a financial perspective, Energy Focus is making very good progress and on target to achieve our 2010 forecast.

As I stated in our last earnings call, the acquisition of SRC has provided Energy Focus a foundation for sales growth of our existing products and for EFOI’s future lighting products that are specifically being designed and developed for existing buildings.

So to that end, I would now like to provide you with an update on our research and development efforts. Yesterday, our company announced another $1 million, two year SBIR contract. This contract is in addition to the two phase 2 SBIR contracts worth $1.5 million that we secured earlier this year.

What’s significant about these SBIRs is that they’re in line with our strategy to use government funds to develop key IP (“intellectual property”) which Energy Focus owns and the resulting technology that creates real competitive advantage for our energy efficient LED lighting products as well as our solar technology.

For example, over the last 30 days, we began selling our new hazardous location globe light. This light was first developed under a DARPA contract for the US Navy and is now being sold into commercial and industrial markets.

As I mentioned in our last call, the light targets a $300 million market opportunity and is typically used in refineries, saw mills, grain elevators, coal preparation plants, textile mills, pharmaceutical plants and on oil rigs.

By far our new globe light is the highest performance, lowest cost, longest lasting LED class one, div. two lamp on the market as it was designed to exceed military specifications.

In the case of our latest SBIR, it involves perfecting our advanced coatings technology that will make our LED general illumination product up to 4% more efficient and can be utilized to increase the efficiency of just about anybody’s solar devices including the DARPA VHESC project device which is in the phase three commercialization stage.

So now as we look to the future, I’d like to provide you some specific guidance. For our third quarter the company expects our sales to exceed $9 million which is three times the $3 million in revenue from continuing operations that we achieved last year in the third quarter.

And we are reaffirming our total sales for 2010 will exceed $35 million. Furthermore, the company expects to be net cash flow positive from operations beginning in the third quarter.

We are also reaffirming our guidance that the company will be overall net cash flow positive from operations in 2010.

And the company will continue to grow organically through the expansion of SRC’s market coverage and customer base as well as to increase product sales and possibly through one or more future acquisitions where the acquisitions are accretive.

Clearly concerns over rising energy prices, the environment, government mandates and the already approved stimulus money increasingly finding its way into the markets and our projects are key elements that will continue to create growing demand for our energy efficient lighting products and our turnkey lighting solutions.

And lastly, the company will also increase its overall gross profit margins by injecting an increasingly higher percentage of EFOI product content into our solutions contracts.

So in conclusion, our plan is clearly working. The company is on track to almost triple our sales of — over last year.

And demand for new sales remains strong. Our cost containment and improvement measures are clearly working. And our new product and technology developments are progressing well.

So yes, I do remain bullish about the current and future success of Energy Focus in helping customers solve their lighting and energy needs.

Now before I turn the call over to Nick Berchtold, our Chief Financial Officer, I’d like to mention that we will be spending the next month traveling across the country to meet with existing investors, to create interest with new investors, and to hopefully attract new analyst coverage.

Please contact Brion Tanous at area code (310) 541-6824. Again, that’s (310) 541-6824 if you would like to schedule some one on one time with us at your location.

Also we would like to remind you that if you would like to begin to receive our bi-monthly newsletter then please go to our Web site at www.energyfocusinc.com or www.efoi.com and hit the green button to sign up.

So with that, I’d like to turn the call over to Nick who will provide you further clarity around our financial results. Nick?

Nick Berchtold: Thanks Joe. And I’d also like to welcome our participants to today’s call. As Joe mentioned, our company’s second quarter financial results reflect significant improvement over historical levels and show strong and consistent growth on a quarter over quarter basis.

Specifically we achieved the following notables during the second quarter.

•	Consolidated revenues from continuing operations of $9 million which is a 169% increase of revenues from comparable 2009 periods.

•	As Joe mentioned, another $2.5 million in new solutions contracts to be completed primarily within 2010.

•	Also and very important is the finalization of our consolidated Fiber Stars manufacturing operation within the west coast, Mexico and California.

•	Additionally cash usage net of the impact of proceeds from financing activities was effectively cash neutral, minimum $28,000 for the quarter.

•	And lastly, the seamless transition from the NASDAQ global market to the NASDAQ capital market which allows the company to be fully compliant with continued listing requirements.

As mentioned during the previous conference call I’d also like to remind you that the consolidated statements of operations and consolidated statements of cash flows presented in our Form 10-Q have been recast to include only continuing operations as of our June 30, 2010 date. Continuing operations for these statements are defined as Energy Focus, Inc., Stones River Company and Crescent Lighting Limited. 2009 financial results from the company’s discontinued operations are separately reported.

Additionally, during the course of our conference call certain non-GAAP financial measures may be discussed which should be considered as an addition to and not in lieu of comparable GAAP financial measurements.

So let me first discuss revenues.

Our second quarter revenues continue to reflect the transformation of our company both from the combination of realized revenues from our Stones River Company subsidiary as well as from our additional market penetration within our Fiber Stars and research-based business units.

2010 second quarter revenues were $9 million as discussed but let me break the number down further.

Our Stones River Company subsidiary contributed $4.9 million or 55% of total revenues while our Fiber Stars business unit continued to contribute greatly to the success of the business by generating $3.3 million or 36% of total revenues with our North America product sales business increasing 4% despite continued pressure within the new construction and housing markets. And our research and government sales unit also posted strong performance by generating $790,000 in contract based revenues during the second quarter.

And now I’d like to discuss briefly gross profits from continuing operations.
Our second quarter 2010 gross profit was $1.6 million compared to $812,000 for the second quarter 2009. During the quarter, we continued to recognize benefits from the consolidation of our manufacturing and distribution operations into Mexico as second quarter non-solutions based unabsorbed costs of goods sold decreased by 33% from 2009 levels. And looking at gross profit on a sequential 2010 quarter by quarter basis our gross profit margins increased from 16.7% in the first quarter of 2010 to 17.5% in the second quarter of 2010.

And now I’d like to turn briefly to operating expenses.

Second quarter 2010 operating expenses were $3.2 million which represents an 11% increase over second quarter 2009 operating expenses of $2.9 million. However, after removing non-cash expenses of $597,000 related to equity revaluation and acquisition amortization, second quarter 2010 operating expenses were 10% below prior year levels. Contributing to this favorable second quarter result are increased government cost recoveries, reduced overhead expenses and significantly reduced professional services fees. And we expect to generate ongoing benefits from these actions into the third and fourth quarters of 2010 and beyond.

And next I’d like to review earnings per share.

Our second quarter 2010 net loss from continuing operations was 8 cents per share versus 16 cents per share loss for the second quarter of 2009. Excluding the previously discussed non cash expenses our second quarter 2010 net loss from continuing operations was 5 cents per share.

And now I’d like to turn briefly to selected balance sheet items.

First our cash and cash equivalents increased to $288,000 from March 31, 2010 levels to reach $2.1 million at June 30, 2010. Cash on hand at June 30 does include the impact of $316,000 in equity proceeds. However, cash flow usage excluding these financing proceeds was $28,000 compared again to $763,000 of usage during the second quarter of 2009. This represents a 96% improvement over 2009 levels.

And next, accounts receivable increased to $6 million on a consolidated basis at June 30, 2010 versus $2.9 million at December 31, 2009. In spite of this increase in receivables the company achieved an improvement in accounts receivable day sales outstanding from 67.2 days at December 31, 2009 down to 60.5 days at June 30, 2010.

Third, inventory within our products based business decreased to $2.9 million at June 30, 2010 versus $3.8 million at December 31, 2009. As a result our inventory turns within these businesses improved from 3.3 to 4.5 turns as of June 30, 2010.

Lastly, equity financing did contribute as I mentioned, $355,000 in gross equity proceeds during the second quarter of which $316,000 was net of expenses as part of our 2010 purchase share agreement with Lincoln Park Capital.

And so, in summary, I’d like to reiterate that the second quarter results do show proof that the transformation of our company is well underway and will continue well into the future.

I’d also like to thank you for joining today’s conference call and I’ll now turn the call back over to the Operator who will open it up for questions and answers.

Operator: Thank you. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star 1 if you would like to ask a question. And we’ll pause for just a moment to assemble our roster.

And we’ll go first to Newell Harris.

Newell Harris: Thank you. I am very pleased with the vast improvement of the company, number one. So you’re doing a very good job. I have one quick question. I know you have received some orders from the US Navy which looks like a very, very beautiful area for you. But I’m questionable — do we actually have the production capacity to fulfill this size of order and do it in a timely manner?

Joe Kaveski: Well first of all Newell thank you very much for your comments there. We do appreciate your recognizing that our results have improved. And the second part is yes, we do absolutely have the capacity to fulfill the orders. We’re pretty excited about what the military can represent for us and delivery of product should not be a problem.

Newell Harris: As an individual investor, I’m very happy for you.

Joe Kaveski: Thank you very much, Newell.

Newell Harris: Thank you. Good job.

Joe Kaveski: Have a good day.

Operator: And we’ll to next to Blake Tobias.

Blake Tobias: Hi. Yes, excellent results so far. The question involves the annual meeting on 6/23, the approval of the double the amount of outstanding shares. I wondered if you could share anything in regards to any plan or strategy in releasing those shares out onto the market.

Joe Kaveski: Well first off thank you, Blake, for joining us. And, you know, we did increase the number of authorized shares from $30 million to $60 million. That was primarily because those existing $30 million of shares had been either used or committed. So we did ask shareholders to approve an increase in the number of authorized shares and they did approve them. At this time, no shares have been released. None of the additional $30 million new shares have been released. And, if for instance we were to come across an acquisition that would truly be accretive and perhaps as part of that deal it may require some equity upside. But, at this particular point in time, none of the shares have been released. So they’re just authorized.

Blake Tobias: Okay, so then no specific plan to — of course this causes investors concern as you can well imagine.

Joe Kaveski: Sure. Sure.

Blake Tobias: Yeah.

Joe Kaveski: Well, again there’s really nothing to report to you. Just that the additional shares give us the flexibility to grow moving forward as are described in our previous calls. But no, there are no specific plans at this time.

Blake Tobias: Okay. Thank you very much.

Operator: And we’ll go next to Robert Littlehale with JP Morgan.

Robert Littlehale: Oh — good afternoon. I was curious on two fronts. One, what you see going on as it relates to stimulus money going into the energy efficiency — efficient lighting space. That was one question and then just a little further elaboration as it relates to acquisitions. If you were to do some, what directions you may head in.

Joe Kaveski: Sure. Well first of all, Robert, thank you very much for joining us on the call today. And as it relates to stimulus money this is an interesting phenomena because it — it’s out there and it is beginning to trickle into our projects but we really haven’t seen that money significantly impact the size of these projects yet.

It does hold the potential of increasing a normal contract by about 20%. But again, in the contracts that we have received to date, there has not been a lot of that stimulus money contribution. So we’re pretty optimistic that that opportunity exists when in fact, the stimulus money does hit.

As it relates to our business plan and the potential for one or more acquisitions, rest assured that it would be only where it’s accretive and within our core competency.

If we were to acquire another company for instance, it would probably be in line with the acquisition that we completed in December 31, 2009, that being the Stones River Company. Where for instance, there was a significant backlog of work and a significant sales pipeline.

And it would be in a geography, for instance, where Stones River Company would have trouble servicing or selling into. So for instance, Stones River Company is based out of Nashville and services primarily the southeast. So, an attractive acquisition might be in the northeast, north west or west. So, again to perhaps expand our market coverage where it might allow us to quickly get new customers. And any future acquisitions would clearly need to be strategic and accretive for the business.

Robert Littlehale: Did your headcount go up at all in the second quarter?

Joe Kaveski: No, it did not.

Robert Littlehale: Okay. Thank you, Joe.

Joe Kaveski: Thank you again, Robert.

Operator: And once again, it is star 1 if you do have a question at this time. And we’ll go next to Joe Guilmette.

Joe Guilmette: Hi Joe. Congratulations on the great quarter. I like what I hear.

Joe Kaveski: Thank you, Joe.

Joe Guilmette: Okay. Yesterday morning, I was watching CNBC and on this — on the ticker tape that goes down on the bottom of the screen they showed that (CREE) had exceeded the profit estimates significantly and they quoted that from the — the result of that from a surging demand for efficient LED lighting and then the stock went down nine bucks. The ticker also continued stating that (CREE) sees weakness in the next quarter. And you certainly don’t sound like you see any weakness.

But I was just wondering you — can you comment on where there maybe some weakness in the market somewhere in the next quarter?

Joe Kaveski: Well I don’t know if we exactly match up with (CREE). I mean in terms of the public sector which we’re serving right now with our turnkey solution. This market has never been better. There is enabling legislation in all but three states that effectively promotes public sector agencies, cities, universities, 501(c) hospitals, GSA public federal government who actually use this legislation as a procurement vehicle to upgrade their building technologies. And the fact of the matter is that their traditional ability to get building improvements is pretty much gone. I mean they’re not getting any more money from the tax base and of course their capital budgets have all but dried out. And so this ability to utilize this Energy Savings legislation that we benefit from is a huge driver. And so that’s really why public sectors is absolutely going great guns. And then when you add the thought of additional stimulus money to make these projects bigger, the Energy Savings legislation is a real driver for them. So I do not see weakness in the same way that a (CREE) would see the weakness from an LED perspective. And what we do see in the marketplace is more and more of our customers want to go LED. Unfortunately the price point in the cost per lumen of LED technology is a little bit high at this moment for typical general illumination applications. The cost per lumen is crashing quickly and it won’t be long before the price per lumen is comparable with that of linear fluorescent, incandescent or halogen. That will make it a viable alternative for general illumination applications. So we feel really good about our market and certainly don’t share that same view that (CREE) does.

Joe Guilmette: Okay. Well spoken. Thanks. Thank you very much Joe.

Joe Kaveski: Thank you Joe.

Operator: And we’ll go next to John Clock.

John Clock: Yes. I had two questions actually. I’m a new investor in your company, a small investor but I work part time for a company — an organization in Ohio called Green Energy Ohio. And of course we’re promoting renewable and sustainable energy. And in your presentation, you mentioned something about solar and I wish — I was wondering if you could elaborate on that as to what your involvement in solar is.

Joe Kaveski: Sure. And I’m going to ask John to offer a little more clarity after I introduce this. From a solar perspective we are part of a consortium funded by DARPA, the US government Defense Advanced Research Projects Agency. The consortium is tasked to create the next generation solar technology. The consortium’s project and technology is designed to be more than 40% system conversion efficient. It’s called VHESC, Very High Efficiency Solar Cell. And it’s based upon the concept of optical spectrum splitting. And forgive me, I’m not the scientist but the layman’s way to explain the technology is to visualize holding a prism up to a light. In doing so, you would see that the incoming white light is divided into the different colors of its spectrum. In VHESC’s optical spectrum splitting concept, this is what occurs. Furthermore, in VHESC, each color of the light is then concentrated and focused a semiconductor material that is optimized for converting that color of light into energy. Then, VHESC adds together the energy produced from the multiple semiconductor materials to achieve very high efficiency. Traditional silicon based photo cell technology is not really not optimized for converting all wavelengths of the sun’s spectrum into energy.

Energy Focus leads the VHESC optics team and — which includes the advanced coatings that in essence allows the efficient splitting of the sun’s spectrum, and the focus and the concentration of discrete spectrums of light into semiconductor materials that are optimized in converting that portion of the light’s spectrum into energy. The net result of optical spectrum splitting is that you can get well beyond what you can with traditional silicon. In fact, we’ve produced a VHESC prototype about a year ago, that was around 40% system energy conversion efficiency. So it’s not just a theoretical. Its actually been done.

We believe that VHESC can go to higher levels of system energy conversion. VHESC is in the phase 3 commercialization stage. This means that the science and art has more or less been perfected and now it’s how do we produce it quickly and cost effectively.

John Clock: Okay. I know just up your way — I’m in Cincinnati but just up your way they just - upper Sandusky they just went online with a 12 — I think it was 12 or 14 megawatt solar farm. And AEP is the owner of that or...

Joe Kaveski: Right. Very good.

John Clock: Yeah, so I would love to have somebody from your company come and talk sometime if that’s possible, at one of our meetings.

Joe Kaveski: –yes, and if you would just send us a note I’d like to recommend that you send that note to our John Davenport our President.

His email is john@efoi.com.

John Clock: Okay. That’s easy. Thank you for answering my questions.

Joe Kaveski: Thank you very much John. Have a great afternoon.

Operator: And once again, this is a final reminder, it is star 1 if you do have a question.

Operator: And we actually do have a question in the queue. My apologies. Stuart Chase with Eaglebrook School.

Joe Kaveski: Sure.

Stuart Chase: Hi. I’ve been involved with trying to be sustainable in our school which is a small school but it has kids from all over the country and — world. And are you saying that you’re increasing the efficiency 40% as compared to something that — with our early solar cells were below 20%?

Joe Kaveski: That’s correct. That’s exactly right. A typical solar installation might be 15%...

Stuart Chase: Right.

Joe Kaveski:...all in. And we’re talking about more than doubling this which is really...

Stuart Chase: All right, in the prism covering does that add to the weight substantially?

John Davenport: We actually have a couple of different approaches to that. And in fact, that’s going to be published soon. So you’ve got my email. Just send me a note and as soon as I’ve got the publication details I can give you some more.

A lot of this work is restricted so I can only give you published material at this point.

Stuart Chase: Right.

John Davenport: So please send me your email and I’ll give you more details on it. Very, very exciting stuff.

Stuart Chase: Are you in any way related — following what Spire does in Massachusetts — S-P-I-R-E? They do a lot of solar applications for the space industry.

John Davenport: Yeah. We’re not involved in doing space applications although we have — some of our partners have done work and have actually had materials in orbit on the space station. So (EMCOR) is one of them that for example, is one of our partners. They’re making special devices for us as part of this program.

Stuart Chase: How about energy conversion devices or ((inaudible)), the greatest capital raiser for nothing that’s ever been profitable?

Joe Kaveski: No. We’re trying to steer clear of that okay? We’re looking for solutions that we can take to our customers, the same customers as the lighting retrofit customers. They’ve got roofs that we’d love to fill with solar. And that’s our thinking.

Stuart Chase: Well great. But I’d love to be in contact on that because we’re doing a lot of retrofitting right now.

Joe Kaveski: Super. Okay.

Stuart Chase: So who is — and just john@efoi.com?

John Davenport: That’s perfect. Yes, that’s me.

Stuart Chase: Thank you very much. You’re doing a great job.

Joe Kaveski: Very good. Thank you, Stuart. Okay.

Operator: And we have no further questions in the queue. At this time, I would like to turn it back over to Mr. Joe Kaveski for any additional or closing remarks.

Joe Kaveski: Thanks to everyone that has joined us on the call today. And a special thanks to our employees who are definitely working hard to be able to deliver on our financial performance. So with that, we are really looking forward to our third quarter earnings call and visiting with you again. As a reminder, If anyone would like to meet with us one on one, we would be delighted at that opportunity and suggest you contact Brion Tanous, our investor relations. So thank you again. Goodnight , and have a great evening.

Operator: And this concludes today’s conference. Thank you for your participation.

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